EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Chemical Financial Corporation:

We consent to the use in the Registration Statement on Form S-3 of Chemical Financial Corporation of our reports dated February 25, 2011 with respect to the consolidated statements of financial position of Chemical Financial Corporation and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income, changes in shareholders' equity, and cash flows, for each of the years in the three-year period ended December 31, 2010 and the effectiveness of internal control over financial reporting as of December 31, 2010, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the Registration Statement.

/s/ KPMG LLP

Detroit, Michigan
February 25, 2011